UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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BRYN MAWR BANK CORPORATION
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Transcript 3/10/21 BMT all employee address

Frank Leto (BMT)

Rodger Levenson (WSFS)

(FRANK LETO) Good Morning Fellow BMTers,

This is an exciting and historic day for us. Minutes ago, we announced that Bryn Mawr Bank Corp entered into a definitive merger agreement with WSFS. This was announced publicly through a news release over the newswire at 8:30 am, and I wanted to speak with you as soon as I was legally able to share this news and other related information.

So, I am sure many of you are wondering …why would we merge with WSFS? What are the benefits of such a combination A combined BMT and WSFS will provide our clients access to a true super-regional financial services company with the spirit and rich history of a community bank with similar deep-rooted relationships in the Greater Philadelphia Region. Together we will have $20 Billion dollars in combined banking assets. Our wealth group will be $43 Billion dollars in assets under management with nationally recognized talent and expertise. We will have a superior branch banking footprint, and we will bring new businesses to each other.

Our combined capabilities will make us even more attractive to clients and not only create sustainability but fuel technological advances that will drive long-term growth. In short, our combined company will have the scale, breadth and capabilities to compete more effectively and efficiently.

Now, I know you may be shocked by the news. So, take a minute to process it. I understand it is a lot to absorb. I would like to cover some of the highlights I am sure each of you would like to know but First, I would like to introduce you to Rodger Levenson, who is the Chairman, President and CEO of WSFS and provide him the opportunity to say a few words about our exciting combination.

Rodger……..

(RODGER LEVENSON) Thank you, Frank. Good Morning,

I am Rodger Levenson. I wanted to be one of the first to welcome you to the Wiss Fiss family. By combining our strengths, we will be THE premier, locally headquartered bank and wealth management company in the Greater Philadelphia and Delaware region. We will be the only local bank with the product suite and the balance sheet to compete with the larger banks, but with the advantage of local market knowledge and decision-making.

Our combination allows us to accelerate our long-term strategic plan including scale to continue to invest in our delivery and talent transformations.

So, who is Wiss Fiss? WSFS Bank is both the oldest and the largest bank and trust company headquartered in the Greater Philadelphia and Delaware region. WSFS is one of the ten oldest banks in the United States continuously operating under the same name. What you should also know about us is that we believe when we treat our Customers and Clients the right way, good things happen.

We are also committed to our mission of Engaged Employees — we call ourselves Associates — living our culture, making a better life for all we serve. It underpins our business model and drives our success. Our culture and Associates are the fabric of our Company. It is very special to us and makes us who we are. I know there is a lot to absorb and that you have a lot of questions. We promise to be open and transparent, and to treat everyone fairly and with respect. As we continue down this journey, we will keep you informed and share our decision-making process. There will be lots of work ahead of us and I ask for your support on our collaboration.

On behalf of the entire team, we are very excited to meet you and welcome you to Wiss Fiss. Talk soon.

(FRANK LETO) Roger, thanks for those words and sentiments. I have known Rodger for a number of years. He is excellent banker, respected leader and a man of his word. Now I would like to cover some important facts with the BMT team.

1.         This transaction was not entered into lightly, it was done with the best interest of all of our stakeholders: shareholder, employees, clients and the communities we serve. Both Boards of Directors voted to approve this transaction last night, Tuesday, March 9, 2021.

2.         Culturally we are a great fit with service as the platform we both operate from. In fact, WSFS Banking has turned it into its tag line, “We Stand For Service.” And this stance for service is one we all share! Both companies have a rich history of providing financial services in our region. As Rodger mentioned, WSFS is one of the oldest banks in the country having been founded in 1832, and we were founded in 1889. Both companies offer Retail, Commercial, Mortgage, Cash Management, Wealth Management, and Leasing products and services. WSFS doesn’t have an insurance group like BMT. However, WSFS has a specialty business, Cash Connect, which is the leading national provider of ATM vault cash, smart safes, and cash logistics.

3.         Now I know some of you are wondering about our name. The Bryn Mawr Trust brand is one I have spoken to you about before. Our brand will be the predominate brand for wealth management in the combined organization and Jen Fox will continue to serve as President of BMT Wealth Management at WSFS. Following the banking system’s conversion, BMT branches will be rebranded and operate as WSFS.

4.         This transaction was managed by my partners on the Executive team and a small group of senior leadership of the Bank. Most of our company remained unaware until this morning when senior management were informed of the transaction.

5.         The combination of our companies will require regulatory approval but is planned to close in the 4th quarter of this year, 2021. We do not have an exact date, but we will let you know as soon as it is set.

6.         What does this all mean for you at this time? Well most importantly, we will all continue to do our current functions through most of 2021, and any changes will be clearly communicated.

7.         Jobs are top of mind and I am sure that you are all thinking about the same. We will be collaborating with WSFS to evaluate the work that needs to be done in all areas of the combined enterprise in order to build the strongest company possible. I want to be very transparent; this does not mean that every job will remain, however we believe through natural turnover and the size of our new combined company there will be opportunities for BMT employees. Obviously, some jobs will be eliminated. But Rodger and the WSFS team have committed to post all job opportunities as a priority for all BMT employees.

8.         Keeping in the spirit of transparency, we continue to evaluate our physical footprint and the combined physical banking offices over the next weeks and months. Due to geographic overlap, there will be opportunities to optimize and combine some branches in the footprint. And, like I explained before, we are all optimistic that there will be opportunities and we will have a significant retail branch network which will require talented banking associates.

9.         My goal, and I know Rodger agrees, is to minimize disruption and to keep as much in place as possible through the integration. In the weeks and months ahead, we will work closely with our partners at WSFS to determine the most effective way to support the combined $20 billion dollar company. We will share details about where various roles and functions will reside as soon as those details are finalized.

10.         But I want to be very clear on this important point - it is business as usual. We are all proud BMT’ers, and I encourage you to keep up the good work that we are all known for. To facilitate a seamless integration, many of you are going to be will be responsible for working closely with our WSFS counterparts and sharing your knowledge to prepare for our combination, and I encourage you to keep working hard.

Some steps as we move forward: In the next day, or so, your manager will have meetings to discuss the merger and gather your questions. We are committed to being transparent, open, and honest with you. So, stay tuned knowing that when information becomes available, we will share it with you.

As always, we have resources in place to support you. If you find yourself having a difficult time adjusting to the news or are struggling at any time during the transition, please know that you have access to your manager, to BMT Human Resources and the FirstCall employee assistance program.

We will be putting up a special BMT / WSFS page on our Intranet, where this meeting video will be posted, and we will use this area to post other information as it becomes available.

I am very proud of our company and of you, our employees because you are a significant part of why we are so successful. I am optimistic and excited about the future of this combined company. I have always considered myself a steward of BMT and its’ legacy. And, please know this was not an easy decision but it is the right decision. The right decision for our shareholders’, for our clients' and communities, and most of all for all of you. To partner with WSFS, a bank held in held in high regard nationwide is a testament to all that you have built, and I thank you. So also thank you for starting your day so early with me and know that we are together building a stronger future. Stay safe and thank you.

Important Additional Information will be Filed with the SEC

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the proposed acquisition by WSFS Financial Corporation (“WSFS”) of Bryn Mawr Bank Corporation (“Bryn Mawr”). No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and no offer to sell or solicitation of an offer to buy shall be made in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

In connection with the proposed transaction, WSFS will file with the U.S. Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that will include a joint proxy statement of WSFS and Bryn Mawr and a prospectus of WSFS (the “Joint Proxy/Prospectus”), and each of WSFS and Bryn Mawr may file with the SEC other relevant documents concerning the proposed transaction. The definitive Joint Proxy/Prospectus will be mailed to stockholders of WSFS and Bryn Mawr. STOCKHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY/PROSPECTUS REGARDING THE PROPOSED TRANSACTION CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BY WSFS AND BRYN MAWR, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WSFS, BRYN MAWR AND THE PROPOSED TRANSACTION.

Free copies of the Registration Statement and the Joint Proxy/Prospectus, as well as other filings containing information about WSFS and Bryn Mawr, may be obtained at the SEC’s website (http://www.sec.gov) when they are filed. You will also be able to obtain these documents, when they are filed, free of charge, by directing a request to WSFS Financial Corporation, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801 or by directing a request to Bryn Mawr Bank Corporation, 801 Lancaster Avenue, Bryn Mawr, Pennsylvania 19010.

Participants in the Solicitation

WSFS, Bryn Mawr and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of WSFS or Bryn Mawr in respect of the proposed transaction. Information about WSFS’s directors and executive officers is available in its proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on March 23, 2020, and other documents filed by WSFS with the SEC. Information regarding Bryn Mawr’s directors and executive officers is available in its proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on March 6, 2020, and other documents filed by Bryn Mawr with the SEC. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Joint Proxy/Prospectus and other relevant materials to be filed with the SEC when they become available. Free copies of this document may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This communication contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements relating to the impact WSFS and Bryn Mawr expect their proposed merger to have on the combined entity’s operations, financial condition, and financial results, and WSFS’s and Bryn Mawr’s expectations about their ability to successfully integrate their respective businesses and the amount of cost savings and overall operational efficiencies WSFS and Bryn Mawr expect to realize as a result of the proposed acquisition. The forward-looking statements also include predications or expectations of future business or financial performance as well as goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “intend,” “expect,” “anticipate,” “strategy,” “plan,” “estimate,” “approximately,” “target,” “project,” “propose,” “possible,” “potential,” “should” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (many of which are beyond the control of WSFS and Bryn Mawr) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, the possibility that the proposed acquisition does not close when expected or at all because required regulatory, stockholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; the delay in or failure to close for any other reason; changes in WSFS’s share price before closing; the outcome of any legal proceedings that may be instituted against WSFS or Bryn Mawr; the occurrence of any event, change or other circumstance that could give rise to the right of one or both parties to terminate the merger agreement providing for the merger; the risk that the businesses of WSFS and Bryn Mawr will not be integrated successfully; the possibility that the cost savings and any synergies or other anticipated benefits from the proposed acquisition may not be fully realized or may take longer to realize than expected; disruption from the proposed acquisition making it more difficult to maintain relationships with employees, customers or other parties with whom WSFS or Bryn Mawr have business relationships; diversion of management time on merger-related issues; risks relating to the potential dilutive effect of the shares of WSFS common stock to be issued in the proposed transaction; the reaction to the proposed transaction of the companies’ customers, employees and counterparties; uncertainty as to the extent of the duration, scope, and impacts of the COVID-19 pandemic on WSFS, Bryn Mawr and the proposed transaction; and other factors, many of which are beyond the control of WSFS and Bryn Mawr. We refer you to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of WSFS’s Annual Report on Form 10-K for the year ended December 31, 2020, Bryn Mawr’s Annual Report on Form 10-K for the year ended December 31, 2020 and any updates to those risk factors set forth in WSFS’s and Bryn Mawr’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings, which have been filed by WSFS and Bryn Mawr with the SEC and are available on the SEC’s website at www.sec.gov. All forward-looking statements, expressed or implied, included herein are expressly qualified in their entirety by the cautionary statements contained or referred to herein. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on WSFS, Bryn Mawr or their respective businesses or operations. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date on which they are made. Neither WSFS nor Bryn Mawr undertakes any obligation, and specifically declines any obligation, to revise or update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as specifically required by law.